Exhibit 10.22

EXECUTION VERSION

$20,000,000 trade finance term loan facility
Dated December 2011

Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd)

(as Borrower)

Stream Oil & Gas Ltd (BC)

(as Guarantor)

Raiffeisen Bank Sh.A

(as Lender)

SNR Denton UK LLP One Fleet Place London EC4M 7WS United Kingdom DX 242

Contents

1	Definitions and construction	1
2	The Facility	11
3	Purpose	11
4	Conditions of utilisation	11
5	Utilisation	12
6	Repayment	12
7	Prepayment and cancellation	13
8	Interest	14
9	Interest Periods	15
10	Changes to the calculation of interest	16
11	Fees	17
12	Tax gross-up and indemnities	17
13	Increased Costs	19
14	Other indemnities	20
15	Mitigation by the Lender	21
16	Costs	22
17	Guarantee, indemnity and cash injection undertaking	22
18	Representations and warranties	27
19	Information undertakings	32
20	Financial covenants	35
21	Positive undertakings	38
22	Negative undertakings	42
23	Events of Default	47
24	Changes to the Parties	51
25	Rights and discretions of the Lender	51
26	Payment mechanics	52
27	Set-off	54
28	Notices	54
29	Calculations and certificates	56
30	Partial invalidity	56
31	Remedies and waivers	56
32	Amendments and waivers	57
33	Counterparts	57
34	Governing law and enforcement	57
Schedule 1 - Conditions precedent		59
Schedule 2 - Form of Utilisation Request		62

Contents (i)

Facility agreement

Dated December 2011

Between

(1)

Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd, registered in Albania on 5 October 2007 with NIPT K72205016P and with its office at Rr. Ismail Qemali, Samos Tower, Kati 5, Tirana, Albania), an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 188194 whose registered office is at Second Floor, Compass Centre, PO Box 448, George Town, Grand Cayman, KY1 – 1106, Cayman Islands (the Borrower);

(2)

Stream Oil & Gas Ltd (BC), a company incorporated in British Columbia, Canada with registration number BC0713471, its registered office at 19th Floor, 885 West Georgia St, Vancouver BC, V6C 3H4, Canada and its head office at #300, 609 – 14th Street N.W., Calgary, Alberta, T2N 2A1, Canada (the Guarantor); and

(3)	Raiffeisen Bank Sh.A a financial institution established and existing under the laws of Albania registered with Court Order No. 17426 on 10 July 1997 (the Lender).

It is agreed as follows

1	Definitions and construction
1.1	Definitions

In this Agreement the following definitions apply.

Accounting Principles means for the Guarantor, the accounting principles, concepts, bases and policies generally accepted in its jurisdiction of incorporation and consistently applied.

Affiliate means, for any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Authorisation means an authorisation, consent, approval, resolution, permit, licence, exemption, clearance, filing, notarisation or registration or other similar requirement of a governmental, judicial or other public body or authority.

Availability Period means the period from and including the date of this Agreement to and including the date that is 12 Months after the date of this Agreement, or any later date the Borrower and Lender agree.

Available Facility means the Commitment minus:

(a)	the amount of any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

Break Costs means the amount (if any) by which:

(a)	the interest the Lender should have received for the period:
(i)	starting on the date of receipt of all or part of its participation in a Loan or Unpaid Sum; and

(ii)	ending on the last day of the current Interest Period for that Loan or Unpaid Sum,

had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period,

exceeds:

(b)	the amount the Lender would be able to earn by placing an amount equal to the principal amount or Unpaid Sum received on deposit with a leading bank in the London interbank market for a period:
(i)	starting on the Business Day following receipt; and
(ii)	ending on the last day of that Interest Period.

Business Day means:

(a)	for any payment or determination of an interest rate, a day (other than a Saturday or Sunday) on which banks are open for general business in London, Tirana and New York; and
(b)	for any other purpose, a day (other than a Saturday or Sunday) on which banks are open for general interbank business in Tirana.

Buyer means a person that is party to a Commodity Contract as buyer.

Certified Copy means a copy of an original document that is:

(a)	certified by a director or equivalent authorised officer of the relevant person as being a true, complete and up-to-date copy; or
(b)	notarised as being a true copy,

and which, if the original document has been changed, has a document containing details of that change attached to it.

Commercial Contract means any of the Commodity Contracts, the Production Facilities Contracts, the Petroleum Agreements and any other contract of a commercial nature to which the Borrower is or becomes a party.

Commercial Contracts Security Agreement means the Commercial Contracts Security Agreement dated around the date of this Agreement between the Borrower and the Lender and relating to the Commercial Contracts.

Commitment means $20,000,000 to the extent not cancelled or reduced under this Agreement.

Commodity Contract means any contract for the sale of Commodity by the Borrower, including any Export Contract.

Commodity means crude oil and any oil products.

Consignment means a consignment of Commodity that is being or will be delivered under an Export Contract.

Consignment Documents means, for a Consignment, all documents (with the requisite number of copies or originals) against delivery of which payment is to be made under any relevant letter of credit, or, as the case may be, the relevant Buyer is obliged to pay under the relevant Export Contract.

Crude Oil Reserve Report means a report, in form and substance acceptable to the Lender, by an independent expert acceptable to the Lender setting out (a) the volume of proved, probable and possible crude oil still to be located in the fields that are the subject of the Petroleum Agreements; and (b) the projected cashflows attributable to the depletion of those crude oil reserves.

Dangerous Materials means any substance (in any form) that is subject to regulatory control as being hazardous or dangerous or that can harm or damage the Environment.

Default means an Event of Default or any event or circumstance mentioned in Clause 23 (Events of Default) that would, with the:

(a)	expiry of a grace period;
(b)	giving of notice;
(c)	making of any determination; or
(d)	satisfaction of any condition under the Finance Documents,

or any combination of any of these, be an Event of Default.

Dollar and $ means the lawful currency of the United States of America.

Environment means ecological systems, living organisms (including humans) and any (or any combination) of the following media:

(a)air (including air within natural or man-made structures and air underground);

(b)water (including water underground or in pipe or sewerage systems, sea and inland, ground and surface water); and

(c)land (including land covered with water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person under any Environmental Law.

Environmental Law means any applicable law or regulation that relates to:

(a)	the pollution or protection of the Environment;
(b)	the conditions of the workplace; or
(c)	any substance that (alone or in combination with any other) can harm the Environment, including waste.

Environmental Permit means any Authorisation required by any Environmental Law for the operation of the Borrower's business or its ownership or occupation of any property.

Equipment and Inventory Security Agreement means the Securing Charge Agreement Over Movable Assets and Inventories dated around the date of this Agreement between the Borrower and the Lender and relating to certain equipment, machinery and oil stocks of the Borrower.

Event of Default means any event or circumstance described as an Event of Default in Clause 23 (Events of Default).

Export Contract means any of:

(a)

the Crude Oil Sales Contract No. SKO-011-453470 dated 3 October 2011 between the Borrower as seller and Trafigura Beheer BV as buyer for the sale and purchase of Commodity for an initial period of 12 months; and

(b)	any other contract for the sale by the Borrower of Commodity for export from Albania that is designated as an Export Contract by the Lender and the Borrower.

Facility means the term loan facility described in Clause 2 (The Facility).

Facility Office means the office or offices through which the Lender will perform its obligations under this Agreement, being Blvd. “Bajram Curri”, ETC, 6th Floor, Tirana, Albania (or, any office or offices notified by the Lender to the Borrower in writing after the date of this Agreement by not less than five Business Days' written notice).

Finance Document means any of:

(a)	this Agreement;
(b)	any Transaction Security Document; and
(c)	any other document designated as a Finance Document by the Lender and the Borrower.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised under any note purchase facility or from the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	receivables sold or discounted (except to the extent they are sold on non-recourse terms);
(e)	any amount raised under any other transaction (including any forward sale or advance or deferred purchase agreement) having the commercial effect of a borrowing;
(f)	the supply of any assets or services that is more than 60 days past its original payment date;
(g)	any counter-indemnity or reimbursement obligation for any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any liability for or in respect of:
(i)	any lease or hire purchase contract which would, under the Accounting Principles, be treated as a finance or capital lease;
(ii)	any advance payment or other trade credit received more than 60 days before the scheduled delivery date for the goods to which it relates;
(iii)	any derivative transaction to protect against or benefit from change in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or the value at close-out or termination, if applicable) shall be considered);
(iv)	any redeemable shares; and
(i)	any indebtedness under any guarantee or indemnity for any of the items referred to in any of the paragraphs (a) to (g) above and (i) to (iv).

Group means the Guarantor and all Subsidiaries and Affiliates of the Guarantor.

Holding Company means, for a company or corporation, any other company or corporation of which it is a Subsidiary.

Insurances has the meaning given to it in Clause 21.7.1(c).

Interest Period means, for a Loan, each period determined under Clause 9 (Interest Periods) and, for an Unpaid Sum, each period determined under Clause 8.3 (Default interest).

Inventory means the Borrower's stock of Commodity from time to time.

Invoice means an invoice, advance payment request or similar instrument acceptable to the Lender relating to an amount that is payable and unpaid by the Borrower to a supplier for goods or services in relating to improvement or exploitation of the Production Facilities.

Legal Opinion means any legal opinion delivered to the Lender under Clause 4 (Conditions of utilisation).

LIBOR means, for any Loan or Unpaid Sum and Interest Period the higher of one and a half per cent (1.5%) and:

(a)	the applicable Screen Rate; or
(b)

(if no Screen Rate is available for that Interest Period) the arithmetic mean (rounded upwards to four decimal places) of the rates, as supplied to the Lender at its request by the Reference Banks in each case at the rate at which the relevant Reference Bank could borrow Dollars in the London interbank market for a period comparable to that Interest Period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size, as of 11 a.m. on the Quotation Day.

Loan means a loan made or to be made under the Facility or the principal amount outstanding of that loan.

Margin means five and a half per cent (5.5%) per annum.

Material Adverse Effect means, in the opinion of the Lender, a material adverse effect on:

(a)	any Obligor's ability to comply with any of its obligations under any Finance Document;
(b)	the business, financial condition, assets or prospects of any Obligor; or
(c)	the validity, enforceability, effectiveness or ranking of any Security granted or expressed to be granted pursuant to any Transaction Security Document; or
(d)	the validity or enforceability of the rights or remedies of the Lender under any Finance Document, or of the Borrower under any Export Contract.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that next calendar month if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a) to (c) will only apply to the last Month of any period.

Obligor means the Borrower or the Guarantor.

Original Financial Statements means for the Guarantor, its audited consolidated financial statements for its financial year ended 30 November 2010 (including all additional information and notes to those financial statements), together with the relevant directors' report and auditors' reports.

Party means a party to this Agreement.

Permitted Security means any Security falling into one of the categories in Clauses 22.3.3(a) through 22.3.3(g) (Negative pledge).

Petroleum Agreement means any of:

(a)	the Petroleum Agreement for the Development and Production of Petroleum in Gorisht-Kocul Field dated 8 August 2007 between Albpetrol Sh.A. and the Borrower;
(b)	the Petroleum Agreement for the Development and Production of Petroleum in Delvina Block dated 8 August 2007 between Albpetrol Sh.A. and the Borrower;
(c)	the Petroleum Agreement for the Development and Production of Petroleum in Cakran-Mollaj Field dated 8 August 2007 between Albpetrol Sh.A. and the Borrower; and
(d)	the Petroleum Agreement for the Development and Production of Petroleum in Ballsh-Hekal Field dated 8 August 2007 between Albpetrol Sh.A. and the Borrower.

Production Facilities means the facilities of the Borrower used for extracting the Commodity at Delvina Block, Cakran-Mollaj, Ballsh-Hekal Field and Gorisht-Kocul Field.

Production Facilities Contract means any contract under which an Invoice is issued or that relates to Work in Progress.

Quasi-Security means any transaction described in Clause 22.3.2 (Negative pledge).

Quotation Day means, when fixing an interest rate for any period, two Business Days before the first day of that period.

Reference Banks means the principal London offices of Raiffeisen Bank International AG, Barclays Bank PLC and HSBC Bank plc or such other banks as the Lender may select in consultation with the Borrower.

Relevant Jurisdiction means any of:

(a)	any Obligor’s jurisdiction of incorporation;
(b)	any jurisdiction where a Security Asset is situated;
(c)	any jurisdiction where the Borrower conducts business relating to any Commercial Contract; and
(d)	any jurisdiction whose laws govern the perfection of any Transaction Security.

Repayment Date has the meaning given to it in Clause 6.1 (Repayment of Loans).

Repayment Instalment has the meaning given to it in Clause 6.1 (Repayment of Loans).

Repeating Representations means each of the representations and warranties set out in Clause 18 (Representations and warranties) except the representations and warranties in Clause 18.8 (Deduction of Tax).

Screen Rate means the British Bankers' Association Interest Settlement Rate for Dollars for a period of one year, as displayed on the applicable Reuters page.  If the Reuters service stops displaying this rate, the Lender may specify another service displaying it after consulting with the Borrower.

Security means a mortgage, charge, pledge, hypothecation, lien, assignment by way of security, retention of title provision, right of set‑off, trust or flawed asset arrangement (for, or which has the effect of, granting security) or other security interest securing any obligation of any person, whether or not conditional, or any other agreement or arrangement in any jurisdiction having a similar effect.

Security Assets means the assets that are, or are expressed to be, the subject of the Transaction Security.

Security Period means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that:

(a)	the liabilities of all Obligors under the Finance Documents are irrevocably and fully discharged; and
(b)	the Lender has no commitment or liability in relation to the Facility.

Subsidiary means, for a company or corporation, any other company or corporation in or over which that first company or corporation:

(a)	holds a majority of the voting rights;
(b)	is a member and has the right to appoint or remove the majority of the members of the executive body;
(c)	has the right to exercise a dominant influence, by virtue of provisions contained in that company or corporation's constitutional documents or in a control contract;
(d)	is a member and controls alone, or pursuant to an agreement with other members, a majority of the voting rights.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable for any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Termination Date means 30 December 2016.

Transaction Security means the Security created or expressed to be created in favour of the Lender under or in accordance with the Transaction Security Documents.

Transaction Security Document means:

(a)	the Commercial Contracts Security Agreement;
(b)	the Equipment and Inventory Security Agreement; and
(c)

any other document creating, evidencing or acknowledging Security in favour of the Lender that covers any Obligor's obligations under any of the Finance Documents and is in form and substance satisfactory to the Lender.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

VAT means any turnover tax, sales tax, value added tax and any other tax of a similar nature (however called) imposed in any applicable jurisdiction.

Work in Progress means work progressing on the exploitation or improvement of the Production Facilities in accordance with any Work Plans & Budget.

Work Plans & Budget means an annual work plan and budget that the Borrower has agreed with Albpetrol Sh.A. in connection with one or more of the Petroleum Agreements and that the Lender has approved, such as the Work Plans & Budget for 2012.

1.2	Construction
1.2.1	Unless a contrary indication appears, any reference in any Finance Document to:
(a)	assets includes present, future, actual and contingent properties, revenues and rights of every description, whether tangible or intangible (including uncalled share capital);
(b)	any bank account is a reference to that account as it may be renumbered, redesignated or replaced and includes any of its sub-accounts from time to time;
(c)	a Clause or Schedule is a reference to the relevant clause or schedule to, the Finance Document in which that reference appears;
(d)

debt or indebtedness includes any obligation whether incurred as principal or as surety for the payment or repayment of money, whether present or future and whether owed jointly or severally or in any other capacity;

(e)

any Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, reinstated or replaced from time to time;

(f)

guarantee means (other than in Clause 17 (Guarantee, indemnity and cash injection undertaking) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to:

(i)	buy or assume any indebtedness of;
(ii)	make an investment in, or loan to; or
(iii)	buy assets of,

any person where, in each case, that obligation is assumed to support that person or to help that person to meet its indebtedness;

(g)

the words include, includes, including and in particular shall be construed as being for illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(h)

liability and liabilities includes any obligation whether incurred as principal or as surety, whether or not for indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(i)

any person includes any assignee, transferee, successor in title, delegate, sub-delegate or appointee of that person (but, in the case of Parties, only permitted assignees, transferees etc).  It also includes any individual, firm, company, corporation, body corporate, government, state or agency of a state or any unincorporated body, association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(j)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(k)	any statute or statutory provision includes:
(i)	any statute or statutory provision that amends, extends, consolidates or replaces it;
(ii)	any statute or statutory provision that it has amended, extended, consolidated or replaced; and
(iii)	any orders, regulations, instruments or other subordinate legislation made under it;
(l)	accounting terms shall be construed to be consistent with the relevant Accounting Principles; and
(m)	a time of day is a reference to Tirana time.
1.2.2	Section, clause and schedule headings are for ease of reference only.
1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing.
1.2.5	If it is necessary to decide whether a non‑Dollar amount (either alone or with other amounts) has reached or breached an amount or limit in Dollars, the Lender will calculate the equivalent in Dollars of that non-Dollar amount using its relevant spot rate of exchange at the relevant time.
1.3	Third party rights
1.3.1

Except as expressly provided, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may:
(a)	change any term of this Agreement; and
(b)	rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement,

without the consent of any person who is not a Party.

2	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Dollar term loan facility in a total amount equal to the Commitment.

3	Purpose
3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards capital expenditure for improvement of the Production Facilities.

3.2	Monitoring

The Lender is not bound to monitor or verify how the Borrower uses any amount borrowed under this Agreement.

4	Conditions of utilisation
4.1	Initial conditions precedent

Until the Lender has received all the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to it:

(a)	the Borrower may not deliver a Utilisation Request; and
(b)	the Lender shall not be obliged to make available the Facility.

The Lender will notify the Borrower promptly on being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.3 (Availability of Loans) if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and
(b)	the Repeating Representations the Obligors are to make are true in all material respects.

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrower may use the Facility by delivering a completed Utilisation Request to the Lender. Delivery must be not later than 11 a.m. on the third Business Day before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
(b)	the Utilisation is denominated in Dollars; and
(c)

with it are Invoices having a total value at least equal to the amount of the proposed Utilisation accompanied by details satisfactory to the Lender of the Work in Progress to which those Invoices relate.

5.3	Availability of Loans

If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by that Loan's Utilisation Date through its Facility Office.  Unless the Borrower and the Lender agree otherwise, the Lender will make the Loan available by paying on the Borrower’s behalf the Invoices to which the Loan relates.

5.4	Cancellation of unutilised Commitment

The unutilised portion of the Commitment shall be immediately cancelled at the end of the Availability Period.

6	Repayment
6.1	Repayment of Loans

The Borrower shall repay the Loans by paying to the Lender:

(a)	on each date set out in Column 1 below (each a Repayment Date);

(b)	the amount set out in Column 2 below opposite that date, adjusted to take account of any voluntary prepayment made under Clause 7.3 (Voluntary prepayment of Loans) (each a Repayment Instalment).

Column 1 Repayment Date	Column 2 Repayment Instalment ($)

The last Business Day of each March, June, September and December (except December 2011) falling after (and excluding) the first Utilisation Date and before (and including) the last day of the Availability Period.

The lower of (a) the total Loans outstanding; and (b) the amount that is one twentieth of the Commitment rounded up to the nearest $10.
The last Business Day of each March, June, September and December falling after (and excluding) the last day of the Availability Period and before (and excluding) the Termination Date.

3/x of the total Loans outstanding at the end of the last day of the Availability Period, rounded up to the nearest $10 where x = the number of Months between the last day of the Availability Period and the Termination Date.

The Termination Date	All Loans then outstanding.
6.2	Re-borrowing
6.2.1	The Borrower may not re-borrow any part of the Facility that is repaid.
6.2.2	Any amount repaid will reduce the Commitment by that amount.
7	Prepayment and cancellation
7.1	Illegality

If it becomes unlawful anywhere for the Lender to perform any of its obligations under this Agreement or to continue providing any Loan:

(a)	the Lender must notify the Borrower promptly on realising this;
(b)	the Lender notifying the Borrower of this will immediately cancel the Commitment; and
(c)	the Borrower must repay the Loans. Repayment must take place on:
(i)	the last day of the Interest Period that ends after the Lender notifies the Borrower; or
(ii)	if earlier, the date specified by the Lender in its notice (which must be no earlier than the last day of any grace period allowed by law).
7.2	Change of control
7.2.1	If the Guarantor stops or will stop controlling the Borrower:
(a)	the Borrower must notify the Lender promptly on realising this;
(b)	the Lender will not be obliged to fund any Utilisation;
(c)	if the Lender so notifies the Borrower by not less than 10 days' notice and within 10 days of the Borrower notifying the Lender under Clause 7.2.1(a) above:
(i)	the Commitment will be cancelled; and

(ii)	all outstanding Loans and all other amounts accrued under the Finance Documents will become due and payable.
7.2.2

In Clause 7.2.1 control means holding shares in the issued share capital of the Borrower carrying the right to exercise more than 75 per cent of the votes exercisable at a general meeting of the Borrower.

7.3	Voluntary prepayment of Loans
7.3.1

The Borrower may prepay all or part of the Loans.  To do this the Borrower must give the Lender at least 15 Business Days' (or any shorter period the Lender agrees) notice.  If it prepays part of the Loans that part must be at least $500,000 and a multiple, of $10,000.

7.3.2	The Borrower may only prepay after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).
7.3.3	Any prepayment under this Clause will be applied across all future Repayment Instalments due under Clause 6.1 (Repayment of Loans) to reduce each of them equally.
7.4	Restrictions
7.4.1	Any notice of prepayment given under this Clause 7 will be irrevocable and, unless a contrary indication appears in this Agreement, must state:
(a)	the date or dates when the prepayment will happen; and
(b)	the amount of that prepayment.
7.4.2	When the Borrower prepays any amount it must at the same time pay:
(a)	accrued interest on the amount prepaid;
(b)	except if the prepayment is made under Clause 7.1 (Illegality):
(i)	any Break Costs; and
(ii)	the prepayment fee specified in Clause 11.2 (Prepayment fee).
7.4.3	The Borrower may not re-borrow any part of the Facility it has prepaid.
7.4.4	The Borrower may only repay or prepay all or part of any Loan or cancel all or part of any Commitment as expressly set out in this Agreement.
7.4.5	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
8	Interest
8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum determined by the Lender to be the sum of the applicable:

(a)	Margin; and
(b)	LIBOR.

8.2	Payment of interest

The Borrower must pay accrued interest on the Loans on the last day of each Interest Period.

8.3	Default interest
8.3.1

If any Obligor fails to pay when due any amount payable by it under a Finance Document, interest will accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment).  The rate of interest will be two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount.  The duration of the Interest Periods for the overdue amount will be selected by the Lender (acting reasonably).  The Borrower must pay any interest accruing under this Clause 8.3 on the demand by the Lender.

8.3.2	If any overdue amount consists of all or part of the Loans that became due on a day that was not the last day of an Interest Period:
(a)	the first Interest Period for that overdue amount will have a duration equal to the unexpired portion of then current Interest Period for the Loans; and
(b)	the rate of interest applying to the overdue amount during that first Interest Period will be two per cent higher than the rate that would have applied if the overdue amount had not become due.
8.3.3	Default interest on an overdue amount (if unpaid) will be compounded with the overdue amount at the end of each Interest Period but will remain immediately due and payable.
8.4	Notification of rates of interest

The Lender must promptly notify the Borrower of each rate of interest determined under this Agreement.

9	Interest Periods
9.1	Duration of Interest Periods
9.1.1

The first Interest Period for a Loan will start on its Utilisation Date.  On the last day of that Interest Period the new Loan will be consolidated with all other Loans.  Each other Interest Period for a Loan will start on the last day of its preceding Interest Period.

9.1.2	Each Interest Period for a Loan will end on the first Repayment Date to happen after start date for that Interest Period. No Interest Period for a Loan may extend beyond the Termination Date.
9.2	Non-Business Days

If an Interest Period would otherwise end on a non-Business Day, it will instead end on:

(a)	the next Business Day in the same calendar month, if there is one; or
(b)	the preceding Business Day, if there is not.

10	Changes to the calculation of interest
10.1	Reference Bank quotations

This Clause is subject to Clause 10.2 (Market disruption). If:

(a)	the Lender must determine LIBOR using quotations from the Reference Banks; and
(b)	one Reference Bank does not supply a quotation by 11 a.m. on the Quotation Day,

the Lender must determine LIBOR using the quotations from the other Reference Banks.

10.2	Market disruption
10.2.1	If a Market Disruption Event happens and affects a Loan and its Interest Period, the interest rate for that Interest Period will be the percentage rate per annum that is the sum of the:
(a)	Margin; and
(b)	the cost to the Lender of funding that Loan from whatever source the Lender reasonably selects.
10.2.2	A Market Disruption Event happens if:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and:
(i)	none or only one of the Reference Banks supplies a quotation to the Lender; or
(ii)	the Lender decides that, because of circumstances affecting the London interbank market generally, reasonable and adequate means do not exist for finding out LIBOR; or
(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines that in its opinion:
(i)	the cost to it of obtaining matching deposits in the London interbank market would be more than LIBOR; or
(ii)	matching deposits may not be available to it in the London interbank market in the ordinary course of business.
10.3	Alternative basis of interest or funding
10.3.1	If:
(a)	a Market Disruption Event happens; and
(b)	the Lender or Borrower so wishes,

the Lender and the Borrower must try (for not more than 30 days) to agree a substitute basis for deciding the rate of interest.

10.3.2	If the Lender and the Borrower agree an alternative basis under Clause 10.3.1, the alternative basis will be binding on all Parties.

10.4	Break Costs

If:

(a)	all or part of a Loan or Unpaid Sum is not paid on the last day of its Interest Period; and
(b)	the Lender so demands,

the Borrower must pay to the Lender its related Break Costs.

11	Fees
11.1	Arrangement fee

The Borrower must pay to the Lender an arrangement fee of $100,000 on the earlier of: (a) the first Utilisation Date; and (b) the date that is 30 days after the date of this Agreement.

11.2	Prepayment fee

If the Borrower prepays any of the Facility under Clause 7.3 (Voluntary prepayment of Loans) it must, at the time it makes the prepayment, pay the Lender a prepayment fee of three per cent of the amount prepaid.

12	Tax gross-up and indemnities
12.1	Tax gross-up
12.1.1	Each Obligor must make all of its payments under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
12.1.2	The Borrower must notify the Lender promptly on realising that:
(a)	an Obligor has had or will have to make a Tax Deduction; or
(b)	there has been or will be any change in the rate, or the basis of calculation, of any Tax Deduction.

Similarly, the Lender must notify the Borrower on realising that a payment to the Lender has been or will be so affected.

12.1.3

If an Obligor must by law make a Tax Deduction, it must increase the payment to which that Tax Deduction relates so that the amount of the payment remaining after the Tax Deduction is the same as the amount the payment would have been if no Tax Deduction had been required.

12.1.4	If an Obligor must by law make a Tax Deduction, that Obligor must make:
(a)	the Tax Deduction; and
(b)	any related payment to the relevant tax authority,

within the time allowed and in the minimum amount required by law.

12.1.5	Within 30 days of making:
(a)	a Tax Deduction; or
(b)	a related payment to the relevant tax authority,

the relevant Obligor must deliver to the Lender evidence that it has made the Tax Deduction or related payment.  The evidence must be reasonably satisfactory to the Lender.

12.2	Tax indemnity
12.2.1	This Clause is subject to Clause 12.2.2. It applies if the Lender is or will be:
(a)	subject to any liability; or
(b)	required to make any payment,

for or on account of Tax in relation to any sum received or receivable (or any sum deemed for Tax purposes to be received or receivable) under any Finance Document.  If this happens, the Borrower must pay the Lender, within three Business days of demand, an amount equal to the loss, liability or cost the Lender will suffer or has suffered (directly or indirectly) as a result of that liability or payment.  The Lender will determine the amount of its cost, loss or liability in its absolute discretion.  The Borrower must pay within three Business Days of demand by the Lender.

12.2.2	Clause 12.2.1 will not apply:
(a)	in relation to any Tax assessed on the Lender under the law of any jurisdiction in which the Lender:
(i)	is incorporated;
(ii)	is resident for tax purposes; or
(iii)	has its Facility Office, in relation to amounts received or receivable in that jurisdiction,

if that Tax is imposed on, or calculated by reference to, the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent the liability or requirement is compensated for by an increased payment under Clause 12.1 (Tax gross-up).
12.3	Stamp taxes

The Borrower must indemnify the Lender against any cost, loss or liability the Lender incurs for any stamp duty, registration tax or other similar Tax payable in respect of any Finance Document. The Borrower must pay within three Business Days of demand.

12.4	Value added tax
12.4.1

All amounts payable to the Lender under a Finance Document are exclusive of VAT.  If VAT is chargeable on any supply made by the Lender to another Party under a Finance Document, that Party must, when it pays for the supply, also pay an amount equal to the VAT.

12.4.2	When:
(a)	an Obligor must reimburse the Lender for a cost;
(b)	the Lender has incurred VAT in respect of that cost; and
(c)	the Lender reasonably determines that neither:
(i)	it; nor

(ii)	any other member of any group of which it is a member for VAT purposes,

is entitled to any credit or repayment from the relevant tax authority for that VAT,

that Obligor must indemnify the Lender against the VAT the Lender has incurred when it pays the reimbursement.

13	Increased Costs
13.1	Increased Costs
13.1.1	This Clause is subject to Clause 13.3 (Exceptions). If the Lender or any of its Affiliates incurs any Increased Costs as a result of:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(b)	compliance with any law or regulation relating to capital adequacy; or
(c)	compliance with any other law or regulation made after the date of this Agreement,

the Borrower must, within three Business Days of demand by the Lender, pay the Lender an amount equal to those Increased Costs.

13.1.2	Increased Costs means:
(a)	a fall in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;
(b)	an extra or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Document,

that:

(i)	the Lender or any of its Affiliates incurs or suffers; and
(ii)	is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased Cost claims
13.2.1	If the Lender intends to make a claim under Clause 13.1, it must, as soon as practicable:
(a)	notify the Borrower of the event giving rise to the claim; and
(b)	provide the Borrower with a certificate of its Increased Costs.
13.3	Exceptions

Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction the Borrower must by law make;
(b)	compensated for by Clause 12.2 (Tax indemnity) (or would have been had Clause 12.2.2 not applied); or
(c)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	Other indemnities
14.1	Currency indemnity
14.1.1	If it is necessary to convert any:
(a)	sum due from an Obligor under the Finance Documents (a Sum); or
(b)	order, judgment or award given or made in relation to a Sum,

from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) to:

(i)	make or file a claim or proof against that Obligor; or
(ii)	obtain or enforce an order, judgment or award,

that Obligor must indemnify the Lender against any cost, loss or liability arising from the conversion.  That cost, loss or liability may include any difference between:

(aa)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and
(bb)	the rate or rates of exchange available to the Lender when it receives that Sum.

That Obligor's obligation under this Clause is independent of its obligation to pay the original Sum and must be satisfied within three Business Days of demand.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount in a currency other than that in which it is payable under the Finance Documents.
14.2	Other indemnities

The Borrower must indemnify the Lender against any cost, loss or liability the Lender incurs because of:

(a)	an Event of Default;
(b)	the Lender relying on any notice, request or instruction appearing to be from an Obligor that the Lender reasonably believes is genuine, correct and properly authorised;
(c)	any Obligor failing to pay when due any amount payable under a Finance Document;
(d)	any Obligor not performing any of its other obligations under the Finance Documents;
(e)	the Lender exercising any right, power, discretion or remedy vested in the Lender by the Finance Documents or by law;
(f)	the Lender funding, or arranging to fund, a Loan that:
(i)	the Borrower requested in a Utilisation Request; and
(ii)	was not made, not solely because of default or negligence by the Lender, but because of one or more of the provisions of this Agreement operating; or
(g)	all or part of a Loan not being prepaid in accordance with a notice of prepayment from the Borrower.

The Borrower must satisfy its obligation under this Clause within three Business Days of demand.

15	Mitigation by the Lender
15.1	Mitigation
15.1.1	If any amount becomes payable or the Commitment is to be cancelled under:
(a)	Clause 7.1 (Illegality);
(b)	Clause 12 (Tax gross-up and indemnities); or
(c)	Clause 13 (Increased Costs),

the Lender will, in consultation with the Borrower, take all reasonable steps to mitigate the effects of this, including transferring its rights and obligations under the Finance Documents to an Affiliate or another Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limit on liability
15.2.1	The Borrower must indemnify the Lender for all costs the Lender reasonably incurs taking steps under Clause 15.1.
15.2.2	The Lender is obliged to take any steps under Clause 15.1 that it thinks (acting reasonably) might be disadvantageous to it.
16	Costs
16.1	Transaction costs

The Borrower must, promptly on demand, pay all costs (including legal fees) the Lender reasonably incurs negotiating, preparing, printing, executing, syndicating or perfecting the Finance Documents or the Lender taking, holding or protecting the Transaction Security.

16.2	Amendment costs

This Clause applies if any Obligor asks for an amendment, waiver or release of, or consent under, any Finance Document.  The Borrower must, within three Business Days of demand, pay all costs (including legal fees) the Lender reasonably incurs responding to, evaluating, negotiating or complying with that Obligor's request.

16.3	Enforcement and preservation costs

The Borrower must, within three Business Days of demand, pay to the Lender all costs (including legal fees) the Lender incurs:

(a)	looking into any possible Default;
(b)	enforcing or preserving the Transaction Security or any other rights under the Finance Documents; or
(c)	taking or defending any proceedings involving the Lender that relate to the Transaction Security or any Finance Document.

17	Guarantee, indemnity and cash injection undertaking
17.1	Guarantee and indemnity

For the benefit of the Lender, the Guarantor irrevocably and unconditionally:

(a)	guarantees punctual performance by the Borrower of the Borrower's obligations under the Finance Documents;
(b)	undertakes, if the Borrower does not pay an amount when expressed to be due under any Finance Document, immediately on demand to pay that amount as if it were the principal obligor; and
(c)

undertakes as an independent and primary obligation, if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, to indemnify the Lender immediately on demand against any cost, loss or liability the Lender incurs as a result of the Borrower not paying any amount that would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document, on the date it would have been due.  The maximum amount payable by the Guarantor under this indemnity is the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Cash injection undertaking
17.2.1

The Guarantor undertakes to comply, within 30 days, with any request by the Lender to provide a cash injection of Dollars to the Borrower and in particular to its Albanian branch.  The Guarantor may make the cash injection by means of equity, a loan or any other method acceptable to the Lender.  If the cash injection is made by a loan that loan must be subordinated in accordance with Clause 22.1.1(d).

17.2.2	Any request the Lender makes under this Clause must specify the amount of the cash injection, which may be no more than any of:
(a)	the total amount outstanding (including accrued interest) under the Finance Documents at that time; and
(b)	the Lender's reasoned estimate of the Borrower's Cashflow Shortfall during the period from the date of the Lender's request to second Repayment Date to occur after the date of that request.

For the purposes of this Clause, the Borrower's Cashflow Shortfall for any period means the amount (if any) by which the Borrower's predicted expenditures exceed its predicted revenues for that period, as determined by the Lender on the basis of the financial information the Borrower supplies to it under Clause 19.7 (Production information) and any other relevant information the Lender receives under Clause 19.4(c) or otherwise.

17.2.3	If the Guarantor does not wish to comply with any request the Lender makes under this Clause, the Guarantor may prepay the Loans in accordance with Clause 7.3 (Voluntary prepayment of Loans).
17.3	Continuing and additional guarantee

The guarantee in this Clause is:

(a)	a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part; and

(b)	is in addition to, is not in any way prejudiced by, and shall not merge with, any other guarantee or Security now or in the future held by the Lender.
17.4	Reinstatement

If any:

(a)	discharge;
(b)	release;
(c)	accounting; or
(d)	arrangement,

(whether in respect of the obligations of the Borrower or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any:

(i)	payment;
(ii)	security;
(iii)	recovery; or
(iv)	other disposition,

that is avoided or must be restored in insolvency, liquidation, administration or otherwise,

then the liability of the Guarantor under this Clause will continue or be reinstated as if that discharge, release, accounting or arrangement had not occurred.

17.5	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by an act, omission, matter or thing (whether or not known to it or the Lender) that, but for this Clause, would reduce, release or prejudice any of them, including:

(a)	any time, waiver or consent granted to the Borrower or any other person;
(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any person;
(c)

the taking, variation, compromise, exchange, renewal, enforcement or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, the Borrower or any other person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Transaction Security;
(e)	any incapacity or lack of power, authority or legal personality of, or dissolution or change in the constitution, members or status of, the Borrower or any other person;
(f)

any amendment, novation, supplement, extension, replacement, assignment, avoidance or termination of any Finance Document or any other document or Transaction Security, in each case however fundamental and whether or not more onerous including any change in the purpose of, any extension of or any increase in, any facility, or the addition of any new facility;

(g)	any unenforceability, illegality or invalidity of any obligation of, or any Transaction Security or any other Security; or
(h)	any insolvency, liquidation, administration or similar procedure.
17.6	Guarantor intent

Without prejudice to the generality of Clause 17.5 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

(a)	acquisitions of any nature;
(b)	increasing working capital;
(c)	enabling investor distributions to be made;
(d)	carrying out restructurings;
(e)	refinancing existing facilities;
(f)	refinancing any other indebtedness;
(g)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and
(h)	any fees, costs and expenses associated with any of the foregoing.
17.7	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Clause.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.8	Appropriations

During the Security Period, the Lender may:

(a)

refrain from applying or enforcing any other moneys, Security or rights held or received by it (or any trustee or agent on its behalf) for amounts that may be or become payable by the Borrower under the Finance Documents, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor will not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.
17.9	Deferral of Guarantor's rights
17.9.1

During the Security Period, unless the Lender otherwise directs, the Guarantor may not exercise or benefit from any rights it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause to:

(a)	receive or claim payment from or be indemnified by the Borrower;

(b)	claim any contribution from any other guarantor of, or provider of Security for, the Borrower's obligations under the Finance Documents;
(c)

take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)

bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, for which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1;

(e)	exercise any right of set-off against the Borrower; or
(f)	claim or prove as a creditor of the Borrower in competition with the Lender.
17.9.2

If the Guarantor receives any benefit, payment or distribution in relation to any rights referred to in Clause 17.9.1 it shall hold that benefit, payment or distribution on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 26 (Payment mechanics).  The Guarantor must comply with this Clause only to the extent necessary to enable all amounts which may be or become payable to the Lender by the Borrower under or in connection with the Finance Documents to be repaid in full.

17.10	No Security from the Borrower

During the Security Period, the Guarantor must not take, or retain, any Security from the Borrower or any other person in connection with any of the Guarantor's liabilities under this Agreement without the consent of the Lender.

17.11	Interest provisions applicable to the Guarantor
17.11.1

For the purposes of the Interest Act (Canada) and disclosure under it, the rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

17.11.2

Any provision of this Agreement that would oblige the Guarantor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to the Guarantor.  In this case, the Guarantor shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

17.11.3

If any provision of this Agreement would oblige the Guarantor to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate that would be prohibited by Canadian law or would result in a receipt by the Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest; and
(b)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid that would constitute interest for purposes of section 347 of the Criminal Code (Canada).

18	Representations and warranties

Each Obligor warrants and represents to the Lender as set out in this Clause 18.  The Lender is relying on these representations when entering this Agreement.

18.1	Status
18.1.1

The Borrower is an exempted company duly incorporated with limited liability under the laws of the Cayman Islands and the Guarantor is a company duly incorporated under the laws of the province of British Columbia, Canada and each is duly organised and validly existing and in good standing under the laws of its jurisdiction of incorporation.

18.1.2	It has the power to:
(a)	sue and be sued in its own name;
(b)	own its assets; and
(c)	carry on its business as it is doing currently.
18.2	Binding obligations

Subject to any general principles of law limiting its obligations that are specifically mentioned in any Legal Opinion:

(a)	each Transaction Security Document creates the Security that Transaction Security Document purports to create and that Security is valid and effective in each Relevant Jurisdiction; and
(b)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable.
18.3	Non-conflict with other obligations

Its entry into and performance of, and the transactions contemplated by, the Finance Documents, and the granting of the Transaction Security, do not and will not conflict with:

(a)	any law or regulation applicable to it or any of its assets;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding on it or any of its assets or trigger a default or termination event (however described) under any such agreement or instrument.
18.4	Power and authority
18.4.1	It has the power to:
(a)	enter into, execute, deliver and perform its obligations under the Finance Documents; and
(b)	carry out its role in the transactions contemplated by them,

and all corporate, shareholder and other action necessary to authorise that entry into, execution, delivery and performance has been taken.

18.4.2	In the case of the:
(a)	Borrower, borrowing the Commitment, granting the Transaction Security and giving the indemnities it gives under the Finance Documents will not exceed any limit on its powers; and
(b)	Guarantor, guaranteeing the Commitment and giving the indemnities it gives under this Agreement will not exceed any limit on its powers.
18.5	Authorisations and admissibility
18.5.1	It has obtained or effected all Authorisations required or desirable in any Relevant Jurisdiction:
(a)	for it lawfully to enter into, and exercise its rights and perform its obligations under the Finance Documents and, in the case of the Borrower, the Commercial Contracts;
(b)	to make the Finance Documents and, in the case of the Borrower, the Commercial Contracts admissible in evidence; and
(c)	for it to carry on its business, trade and ordinary activities,

and these are in force.

18.6	Governing law and enforcement
18.6.1	The choice of governing law of each Finance Document will be recognised and enforced in each Relevant Jurisdiction.
18.6.2

Any arbitral award obtained in relation to a Finance Document in the jurisdiction of the governing law chosen for that Finance Document (i.e. England and English law for this Agreement) will be recognised and enforced in each Relevant Jurisdiction.

18.6.3	The Transaction Security is enforceable in each Relevant Jurisdiction and will be recognised as giving the Lender secured creditor status over the assets to which it relates.
18.7	Insolvency

It has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it:

(a)	for its winding-up, dissolution or re-organisation;
(b)	to enforce any Security over any of its assets; or
(c)	to appoint a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or over any of its assets,

nor (to the best of its knowledge and belief) have any of these events occurred in relation to any Buyer under an Export Contract.

18.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.9	No filing or stamp taxes
18.9.1	Subject to Clause 18.9.2, it is not necessary or desirable to:
(a)	file, record or enrol any of the Finance Documents with any court or other authority; or
(b)	pay any stamp, registration or similar Tax on or in relation to any of the Finance Documents or the transactions contemplated by them,

in any Relevant Jurisdiction.

18.9.2

The representation in Clause 18.9.1 is subject to the following exception: under the laws of the Cayman Islands, Cayman Islands stamp duty will be payable if any Finance Document is signed in, or brought to, the Cayman Islands.

18.10	Compliance with Tax laws

In all jurisdictions in which it is subject to Tax:

(a)	it has complied with all Tax laws;
(b)	it has paid all Taxes due and payable by it; and
(c)	no claims for Tax are being asserted against it except:
(i)	for Tax liabilities arising in the ordinary course of its day-to-day trading activities; and
(ii)	claims it is contesting in good faith where it has made adequate provision for these claims and has disclosed this provision to the Lender in its latest financial statements or some other document.
18.11	No default
18.11.1	No Event of Default is continuing or might reasonably be expected to result from any Utilisation.
18.11.2	No other event or circumstance is outstanding that is likely to have a Material Adverse Effect and that:
(a)	is a default or termination event (however described); or
(b)	would, with any one or more of the following, be a default or termination event (however described):
(i)	the expiry of a grace period;
(ii)	the giving of notice;
(iii)	the making of any determination; or
(iv)	the satisfaction of any other condition,

under any agreement or instrument (other than a Finance Document) binding on it or any of its assets.

18.12	No misleading information
18.12.1	All factual information provided by or for it in writing in connection with the Facility or any Finance Document:
(a)	was accurate in all material respects when provided or as at the date (if any) at which it is stated; and
(b)	remains accurate (to the extent that no corrections have been notified in writing to the Lender by or for it).
18.12.2	There is no fact or circumstance about its affairs that has not been disclosed in writing to the Lender where that non-disclosure makes any of that information misleading.
18.12.3	All expressions of expectation, intent, belief and opinion in any of that information were honestly made on reasonable grounds after careful consideration.
18.13	Full disclosure

It has fully disclosed in writing to the Lender all facts about itself, the Production Facilities and the Commercial Contracts that:

(a)	it knows or reasonably should know; and
(b)	are material for disclosure to the Lender in the context of the Finance Documents.
18.14	Financial statements
18.14.1	The Guarantor’s Original Financial Statements were prepared using the relevant Accounting Principles consistently applied.
18.14.2

The Guarantor’s Original Financial Statements fairly represent its (or, in the case of the Guarantor, the Group's) financial condition and operations as at the end of and for the relevant financial year.

18.14.3	There has been no material adverse change in its business, financial condition, assets or prospects since 30 November 2010.
18.14.4	Each set of management accounts it most recently delivered under Clause 19.1(b) or 19.1(c) shows with reasonable accuracy its financial condition during the period to which they relate.
18.15	Ranking
18.15.1

Its payment obligations under the Finance Documents rank at least equally with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15.2	The Transaction Security has or will have first ranking priority and it is not subject to any higher- or equal-ranking Security.
18.16	No proceedings pending or threatened
18.16.1

No litigation, arbitration or administrative proceedings before any court, tribunal or other arbitral body or agency have been started or (to the best of its knowledge and belief) are pending or threatened against it that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

18.16.2	No judgment or award given against it by any court, tribunal, arbitral or other body or agency remains unsatisfied.

18.16.3	To the best of its knowledge and belief nothing mentioned in Clause 18.16.1 or 18.16.2 applies to any Buyer under an Export Contract.
18.17	No Security created
18.17.1

Neither its execution of the Finance Documents, nor it exercising its rights or performing its obligations under them, will trigger the creation of, or any obligation to create, any Security (other than the Transaction Security) over any of its assets.

18.17.2	In the case of the Borrower only, no Security other than Permitted Security exists or will come into existence over any of its assets.
18.18	Environmental Laws
18.18.1	The Borrower is complying with Clause 21.6 (Environmental compliance).
18.18.2	It has every Environmental Permit required under Environmental Law to:
(a)	conduct its business; or
(b)	own, use, exploit or occupy its assets,

and it is not aware of anything that would entitle the relevant issuing body to revoke, suspend, or unfavourably change any of those Environmental Permits.

18.18.3

There is no Environmental Claim outstanding or (to the best of its knowledge and belief) threatened against it that has, or if determined against it is reasonably likely to have, a Material Adverse Effect.

18.19	Security and Financial Indebtedness
18.19.1	No Security or Quasi-Security exists over any of its assets other than as allowed under the Finance Documents.
18.19.2	It has no Financial Indebtedness outstanding other than as allowed under the Finance Documents.
18.20	Title to assets
18.20.1	It has a good, valid and marketable title to, or valid leases or licences of, and all necessary Authorisations to use, the assets it needs to carry on its business as now conducted.
18.20.2	Ignoring any rights the Lender may have under the Transaction Security, the Borrower is the sole legal and beneficial owner of any and all the Security Assets.
18.21	Commodity Contracts
18.21.1	Each Commodity Contract:
(a)	constitutes the legal, valid and binding obligations of the parties to it;
(b)	is enforceable in accordance with its terms and is in force; and
(c)	has not been terminated or varied except as expressly allowed under the Finance Documents.
18.21.2	All amounts expressed to be payable under each Commodity Contract are payable in full on the dates stated in that contract.

18.21.3	There are no written or oral agreements or arrangements between it and any Buyer under any Commodity Contract that derogate from the obligations of that Buyer under any Commodity Contract.
18.21.4

There is no breach outstanding under any Commodity Contract. There are no circumstances existing that might entitle a Buyer under any Commodity Contract to terminate, repudiate or cancel any Commodity Contract because of a failure to perform or repudiation by the Borrower of any of its obligations under that contract.

18.22	Force majeure

It is not aware of any existing event, fact or circumstance that constitutes a force majeure (however named or described) under any Commodity Contract.

18.23	Borrower's abilities

The Borrower has the technical and financial abilities and the Production Facilities have the production capacity necessary for the Borrower to fulfil its obligations under the Commodity Contracts.

18.24	Repetition

The representations in this Clause 18 will survive the execution of this Agreement.  Each Obligor is deemed to repeat the Repeating Representations on:

(a)	the date of each Utilisation Request; and
(b)	the first day of each Interest Period,

by reference to the facts and circumstances then existing.

19	Information undertakings

The undertakings in this Clause 19 remain in force until the Security Period ends.

19.1	Financial statements

The Guarantor must supply to the Lender as soon as they become available but in any event within:

(a)	120 days after the end of each of its financial years, its audited and consolidated financial statements for that financial year;
(b)	60 days after the end of each half of each of its financial years, its consolidated financial statements for that half of its financial year;
(c)	60 days after the end of each of its financial quarters, its consolidated management accounts for that financial quarter,

in each case, in form and substance satisfactory to the Lender.

19.2	Requirements as to financial statements
19.2.1

A director or the chief financial officer of the Guarantor must certify each set of financial statements delivered under Clause 19.1 (Financial statements).  The certification must confirm that the consolidated financial statements fairly represent the Guarantor's consolidated financial condition and operations as at the end of, and for the period to which, those financial statements relate.

19.2.2	The Guarantor must procure that each set of financial statements it delivers under Clause 19.1 (Financial statements) is prepared using:
(a)	the relevant Accounting Principles; and
(b)	subject to Clause 19.2.3, accounting practices and financial reference periods consistent with those used to prepare its Original Financial Statements.
19.2.3

If, for any set of financial statements delivered under Clause 19.1 (Financial statements), the relevant Accounting Principles, accounting practices or financial reference periods used to prepare them are different from those used to prepare the relevant Original Financial Statements, the Guarantor must:

(a)	notify the Lender of this; and
(b)

procure that its auditors deliver to the Lender a description of the differences.  The description must contain enough information to enable the Lender to make an accurate comparison between the financial positions shown in those financial statements and the Original Financial Statements.  It must be delivered before or when those financial statements are delivered under Clause 19.1 (Financial statements).

19.3	Notice of Orders

The Borrower undertakes to provide the Lender with a copy of any Order (as defined below) it receives if complying with that Order will have or is likely to have a Material Adverse Effect.  In this Clause Order means any notice, order, claim or other requirement from a regulatory body, court or third party.  If the Borrower must provide the Lender with an Order it will provide it, together with relevant background information, within five Business Days of receiving the Order.

19.4	Information: miscellaneous

Each Obligor must supply to the Lender:

(a)	all documents sent by that Obligor to its:
(i)	shareholders (or any class of them) in their shareholder capacity; or
(ii)	creditors generally,

at the same time as they are sent;

(b)	promptly on becoming aware of them, details of:
(i)	any litigation, arbitration or administrative proceedings or Environmental Claim that is current, threatened or pending against any Obligor; and
(ii)	any event or circumstance that is reasonably likely to result in litigation, arbitration or administrative proceedings or an Environmental Claim being started or threatened against any Obligor,

that, if determined against that Obligor, would be reasonably likely to have a Material Adverse Effect; and

(c)

promptly, any further information about any Buyer, any Commercial Contract, the Security Assets or the financial condition, business, operations or prospects of any Obligor or the Group as a whole that the Lender reasonably requests provided that, in the case of information about any Buyer, the Obligor will only be obliged to provide information that is in its possession or control.

19.5	Notification of default
19.5.1	The Borrower must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly on realising it has happened.
19.5.2

If the Lender so requests, the Borrower must promptly provide a certificate signed by two of its directors or senior officers.  The certificate must confirm that no Default is continuing (or if a Default is continuing, specify the Default and the steps, if any, being taken to remedy it).

19.6	"Know your customer" checks

Each Obligor must when asked promptly supply, or procure the supply of, any documentation and other evidence the Lender reasonably considers it needs to comply with all "know your customer" or other similar checks in connection with the Finance Documents.

19.7	Production information
19.7.1	The Borrower undertakes to send to the Lender, within 10 Business Days of the end of each of its financial quarters:
(a)	a consignment schedule setting out the quantity, specification and invoice value of:
(i)	the Consignments delivered under the Export Contracts during that financial quarter;
(ii)	the consignments of Commodity delivered under the other Commodity Contracts during that financial quarter;
(iii)	the Consignments scheduled to be delivered under the Export Contracts during the financial quarter immediately following that financial quarter; and
(iv)	the consignments of Commodity scheduled to be delivered under the other Commodity Contracts during the financial quarter immediately following that financial quarter;
(b)	a stock report setting out:
(i)	the quantity and specification of the Inventory as at the last day of that financial quarter;
(ii)	the total quantity and specification of Commodity delivered under Commodity Contracts during that financial quarter;
(iii)	the estimated total quantity and specification of Commodity to be delivered under Commodity Contracts during the financial quarter immediately following that financial quarter; and
(iv)	the quantity of Commodity extracted from the Production Facilities during that financial quarter;
(v)	the estimated quantity of Commodity that will be extracted from the Production Facilities during the financial quarter immediately following that financial quarter.
19.7.2	The Borrower undertakes to send to the Lender, each calendar year during the Security Period on or before 15 March, a Crude Oil Reserve Report.

19.8	Change of shareholder structure

The Obligors undertake to ensure that the Lender receives at least 15 Business Days' (or such shorter period as the Lender agrees) notice of any change in the structure of the Borrower's issued shares including any new issue of shares, any reduction in the Borrower's issued share capital and any change in the rights attaching to any shares in the Borrower or any rights in them.

20	Financial covenants

The undertakings in this Clause remain in force until the Security Period ends.

20.1	Financial definitions

In this Agreement the following definitions apply.  Any financial terms used in this Agreement in connection with the Borrower that are not defined in this Agreement must, unless otherwise indicated, be interpreted in accordance with the Tax Authority Principles.

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of the Borrower for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	any Finance Lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution at the Borrower's request;
(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer);
(h)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and
(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

EBIT means, in respect of any Relevant Period, the operating profit of the Borrower before taxation:

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to the Borrower;
(c)	before taking into account any Exceptional Items; and
(d)	before taking into account any realised and unrealised exchange gains and losses that do not relate to ordinary trading activities,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Borrower before taxation.

EBITDA means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation or depreciation of non-current assets of the Borrower.

Exceptional Items means any exceptional, one off, non-recurring or extraordinary items.

Finance Charges means, for any Relevant Period, the total amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums, charges and other finance payments in respect of Borrowings whether paid or payable by the Borrower in respect of that Relevant Period and all other amounts payable that are classified as finance charges under the Tax Authority Principles:

(a)	including any upfront fees or costs;
(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;
(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) the Borrower under any interest rate hedging arrangement;
(d)

(if not already taken into account) deducting the net amount receivable or adding the net amount payable by the Borrower in relation to that Relevant Period under any hedging agreement relating to financing and excluding amounts included in the profit and loss account which represent changes in the value of derivatives relating to cash flows in future periods; and

(e)	taking no account of any unrealised gains or losses on any a hedge item recognised in profit or loss arising from its accounting treatment as a hedge item in a fair value hedge as defined by IAS 39, so that no amount shall be added (or deducted) more than once.

Finance Lease means any lease, hire agreement, credit sale agreement, hire purchase agreement, conditional sale agreement or instalment sale and purchase agreement that should be treated as a finance lease or in the same way as a finance lease under the Tax Authority.

IAS together with a number means the international accounting standard issued by the Board of the International Accounting Standards Committee and adopted by the International Accounting Standards Board and identified by reference to that number.

Relevant Period means:

(a)	a period of 12 months starting no earlier than 1 January 2012 and ending on the date as at which the Borrower prepares a balance sheet for submission to the Tax Authority each year; or

(b)	any other period of 12 months that the Lender specifies in a request it makes under Clause 20.3.3.

Tax Authority means the tax authority responsible for corporate taxation in Albania.

Tax Authority Principles means the accounting principles, concepts, bases and policies in accordance with which the Tax Authority requires the Albanian branches of non-Albanian companies to provide fiscal data to it on an annual basis, or, in the absence of any such applicable accounting principles, concepts, bases and policies, the International Financial Reporting Standards issued or adopted by the International Accounting Standards Board.

20.2	Financial covenants

The Borrower will ensure that during each Relevant Period, unless the Lender otherwise agrees:

(a)	its EBITDA is not less than $10,000,000;
(b)	its Borrowings are never more than twice its EBITDA; and
(c)	its EBITDA is at least ten times greater than its Finance Charges.
20.3	Financial testing
20.3.1

The financial covenants set out in Clause 20.2 (Financial covenants) will be calculated in accordance with the Tax Authority Principles and tested by reference to the fiscal data filed or to be filed by the Borrower with the Tax Authority annually, or the fiscal data provided to the Lender under Clause 20.3.3.

20.3.2

At the same time as or before it files its annual fiscal data with the Tax Authority, the Borrower must provide a copy of that data to the Lender, together with any additional financial information the Lender requests for the purpose of testing the Borrower's compliance with the covenants in Clause 20.2.  The Borrower will promptly notify the Lender:

(a)	when it receives approval from the Tax Authority; or
(b)	if the Tax Authority queries or disagrees with any.

of the fiscal data the Borrower has filed.  If the fiscal data the Tax Authority approves is different to the fiscal data originally filed by the Borrower and delivered to the Lender, the Lender will re-test compliance with the financial covenants set out in Clause 20.2 (Financial covenants) using the fiscal data the Tax Authority approved.

20.3.3

The Lender may, no more than twice in any calendar year, require the Borrower, within 10 Business Days of the Lender's request, to supply to the Lender the same fiscal data the Borrower supplies annually under Clause 20.3.2 for any 12-month period ending with the date the Lender specifies in its request.

21	Positive undertakings

The undertakings in this Clause 21 remain in force until the Security Period ends.

21.1	Authorisations

The Borrower undertakes to obtain, comply with and maintain in force, and when asked promptly to supply Certified Copies to the Lender of, any Authorisation required in any Relevant Jurisdiction to:

(a)	carry on its business, trade or ordinary activities;

(b)	exercise its rights or perform its obligations under any Finance Document or Commercial Contract; or
(c)	make any Finance Document or Commercial Contract admissible in evidence.
21.2	Compliance with laws

The Borrower undertakes to comply in all respects with all laws to which it may be subject, if failure to do so would materially impair its ability to perform its obligations under the Finance Documents or any Commercial Contract.

21.3	Taxes
21.3.1	This undertaking is subject to Clause 21.3.2. The Borrower undertakes to pay all Taxes and governmental charges payable by it before they become overdue.
21.3.2	The undertaking in Clause 21.3.1 does not extend to Taxes and charges that:
(a)	are being contested in good faith; and
(b)	may lawfully be withheld,

and for which the Borrower has set aside adequate reserves.

21.4	Access

The Borrower undertakes to allow:

(a)	the Lender; and
(b)	any person that is an accountant, auditor, solicitor, valuer or other professional adviser of the Lender,

access, during normal business hours and on reasonable notice to:

(i)	the Production Facilities;
(ii)	all other property and premises of the Borrower; and
(iii)	all officers, accounting books, records, computer programs and other data or information of the Borrower,

to the extent reasonably necessary to monitor the Borrower's compliance with, and performance under, the Finance Documents or any Commercial Contract.

21.5	Further assurance

The Borrower undertakes, when asked by the Lender, to:

(a)	do or procure the doing of all things; and
(b)	execute or procure the execution of all documents,

the Lender considers necessary or desirable (acting reasonably) to ensure the Lender obtains all the rights and benefits intended to be conferred on it under the Finance Documents.

21.6	Environmental compliance

The Borrower undertakes to:

(a)	comply in all material respects with Environmental Law;
(b)	obtain, maintain and comply with all Environmental Permits required to conduct its business or to own, use, exploit or occupy its assets; and
(c)	have in place procedures to check compliance with and to prevent liability under Environmental Law.
21.7	Insurance
21.7.1	The Borrower undertakes to:
(a)	insure all its assets and business of an insurable nature with reputable insurers of good standing;
(b)	comply with all insurance conditions imposed by any lease, agreement for lease or tenancy under which the Borrower derives an interest;
(c)	procure that the insurances it must maintain to comply with this Clause (the Insurances):
(i)	are on the same terms and cover the same risks as those normally taken out by prudent companies owning or possessing similar assets and carrying on similar businesses to the Borrower's; and
(ii)	are in such amounts as is prudent (including for the full replacement value from time to time of any assets destroyed or otherwise becoming a total loss);
(d)	where the assets in question are Security Assets, ensure the Lender is endorsed on the policies as loss payee;
(e)	pay when due all premiums and other amounts payable under the Insurances and, promptly when asked by the Lender, produce receipts for payment of the premiums;
(f)	promptly when asked by the Lender, deposit with or produce for inspection to the Lender all policies and other contracts for the Insurances; and
(g)	use reasonable endeavours to prevent any act, omission or circumstance that would be reasonably likely to render void or voidable any of the Insurances.
21.7.2

If the Borrower fails to comply with Clause 21.7.1, the Lender may (without obligation) take out, renew, or pay any premiums for, any Insurances.  The Borrower undertakes to indemnify the Lender against all costs and liabilities the Lender incurs exercising its rights under this Clause.  Default interest will accrue on the sums payable under this Clause from the date on which the Lender incurred the cost or liability at the rate specified in Clause 8.3 (Default interest).

21.8	Production Facilities

The Borrower undertakes to maintain full ownership and control over the management and operation, of the Production Facilities.

21.9	Document collection arrangements

For each Export Contract, the Borrower undertakes to present all Consignment Documents to the Buyer (or the Buyer's bank, or the relevant issuing or confirming bank) via the Lender.

21.10	Defective Consignments

The Borrower undertakes to notify the Lender immediately on realising that a material quantity of Commodity in a Consignment:

(a)	is destroyed, lost, stolen or damaged in any way; or
(b)	does not meet the specification required by the relevant Export Contract,

and, if appropriate, to file a claim under any relevant insurance policy and keep the Lender informed about that claim.

21.11	Performance of Export Contracts and other contracts

The Borrower undertakes to perform, when due or within any applicable grace periods, its obligations and enforce its rights (including by taking legal proceedings where appropriate) under:

(a)	each Export Contract; and
(b)

each other contract, agreement, instrument or other document to which it is a party, including any concessions, leases, licences and customer contracts where the failure to so perform or enforce would be likely to have a Material Adverse Effect.

21.12	Commodity Contract proceeds

The Borrower undertakes to ensure that each Buyer pays all amounts payable by that Buyer under any Commodity Contract pursuant to an invoice issued after the date of this Agreement:

(a)	directly to a bank account held with the Lender in the name of the Borrower; and
(b)	in full and without any set‑off, deduction, counterclaim or condition.
21.13	Replacement Export Contracts

If the Lender notifies the Borrower that:

(a)	in the Lender's opinion;
(b)	for whatever reason (be it breach of contract, reduction in the price of Commodity or otherwise); and
(c)	there is a risk that the payments for the Consignments to be delivered under the Export Contracts will not be enough to satisfy the Borrower's obligations under the Finance Documents as they fall due, the Borrower undertakes, within ten Business Days of the Lender's notice, to:

(i)	designate one or more additional or replacement Export Contracts; or
(ii)	amend the terms of one or more of the existing Export Contracts,

so that the total volume and value of Commodity to be delivered under the Export Contracts will increase to such a level that the circumstances specified in the Lender's notice are, in the Lender's opinion, no longer likely to occur.

21.14	Priority for Consignments

The Borrower undertakes to ensure:

(a)	for each Consignment, that it has enough Commodity available to deliver that Consignment in accordance with the terms of the relevant Export Contract; and
(b)

if the Borrower does not have enough Commodity available to comply with all its delivery obligations, that it gives the performance of its obligations under the Export Contracts priority over performance of its obligations under any other contracts.

21.15	Bank accounts

The Borrower undertakes to open and maintain its main bank accounts in Albania with the Lender and to ensure that all amount due to or from it under any Commercial Contract are paid to, from or through a bank account the Borrower holds with the Lender.

22	Negative undertakings

The undertakings in this Clause 22 remain in force until the Security Period ends.

22.1	Financial Indebtedness
22.1.1	The Borrower undertakes not to incur or allow to remain outstanding any Financial Indebtedness other than:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Financial Indebtedness existing on the date of this Agreement and already notified to the Lender to the extent that the amount and tenor of that Financial Indebtedness is not increased or extended;
(c)	trade credit with a duration of no more than 90 days that it entered into in the ordinary course of its day-to-day trading activities;
(d)

Financial Indebtedness owed by the Borrower to another member of the Group provided that Financial Indebtedness is fully subordinated (on terms acceptable to the Lender) to the Financial Indebtedness owing under the Finance Documents and is notified to the Lender in advance; and

(e)	Financial Indebtedness approved by the Lender in advance.
22.1.2

If the Borrower wishes to obtain approval from the Lender for any Financial Indebtedness, it must request approval of at least 15 Business Days before it will incur that Financial Indebtedness (or such shorter period as the Lender agrees) and provide the Lender with all information about the proposed Financial Indebtedness that the Lender reasonably requests including its amount, currency, type, tenor and the identity of the creditor(s).

22.1.3	The Guarantor undertakes to ensure that the Borrower does not incur any Financial Indebtedness to any member of the Group other than Financial Indebtedness that falls within Clause 22.1.1(d).

22.2	Disposals
22.2.1	This Clause is subject to Clause 22.2.2. The Borrower undertakes not, without the Lender's consent, to enter into a single transaction or a series of transactions whether:
(a)	related or not;
(b)	voluntary or involuntary; and
(c)	at the same time or over a period,

to sell, lease, transfer, license or otherwise dispose of any asset.

22.2.2	While no Default is continuing, Clause 22.2.1 will not apply to a disposal of an asset that is Inventory, or that is not a Security Asset, as long as that disposal is:
(a)	made in the ordinary course of the Borrower's day-to-day trading activities;
(b)	of cash, not otherwise prohibited by the Finance Documents;
(c)	on arm's-length terms in exchange for other assets of comparable or superior type, value and quality;
(d)	on arm's-length terms where the Borrower uses the proceeds of that disposal within one Month to purchase an asset to replace directly the asset disposed of; or
(e)	on arm's-length terms where the sum of the higher of the market value or consideration receivable for:
(i)	that disposal; and
(ii)	every other disposal by the Borrower in the same financial year that is not allowed under paragraphs (a) to (d) above,

is not more than $100,000 (or its equivalent in any other currency or currencies),

or to the disposal of a Security Asset that is expressly contemplated by, and allowed under, the Finance Documents.

22.3	Negative pledge
22.3.1	This Clause is subject to Clause 22.3.3. The Borrower undertakes not to create or allow to subsist any Security over any of its assets.
22.3.2	This Clause is subject to Clause 22.3.3. The Borrower undertakes not to:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they will or may be leased to or re-acquired by the Borrower;
(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into chiefly to raise Financial Indebtedness or to finance the purchase of an asset.

22.3.3	Clauses 22.3.2 and 22.3.1 do not apply to:
(a)	any Security or Quasi-Security the Borrower has notified to the Lender on or before the date of this Agreement except to the extent the principal amount it secures is more than the amount so notified;
(b)

any netting or set-off arrangement the Borrower enters into in the ordinary course of its banking arrangements to net off debit and credit balances, but only so long as those arrangements do not allow credit balances of the Borrower to be netted or set off against the debit balances of any other person;

(c)

any lien arising by law and in the ordinary course of the Borrower's day-to-day trading activities (and not as a result of any default or omission by the Borrower) that relates to an obligation that is:

(i)	less than 60 days overdue; or
(ii)	being contested in good faith by appropriate means;
(d)	any Security or Quasi-Security over any asset the Borrower acquires after the date of this Agreement if:
(i)	the Security or Quasi-Security was not created in contemplation of the acquisition;
(ii)	the principal amount secured has not been increased in contemplation of, or since, the acquisition; and
(iii)	the Security or Quasi-Security is removed within two Months of the date of the acquisition;
(e)	any guarantee, indemnity or Security given, or any disposal required, under any Finance Document.
(f)	any retention of title to goods supplied to the Borrower in the ordinary course of its day-to-day trading activities; or
(g)

any agreement the Borrower enters into in the ordinary course of its day-to-day trading activities to dispose of an asset on terms whereby that asset will or may be leased to or re-acquired by the Borrower.

22.4	Dividends and other funds withdrawals
22.4.1	This Clause is subject to Clause 22.4.2. The Obligors undertake to ensure that, during the Security Period, unless the Lender agrees otherwise:
(a)	no dividends are declared or paid on any of the Borrower's issued share capital or any other form of paper issued by the Borrower;
(b)	the Borrower does not redeem, buy back, reduce or repay any of its issued share capital or any other form of paper it has issued;
(c)	the Borrower does not transfer funds to any other member of the Group:
(i)	to pay, repay or service any Financial Indebtedness owed by the Borrower (whether as principal or as a secondary obligor) to another member of the Group; or
(ii)	to grant any Financial Indebtedness to any other member of the Group,

or for any other reason the purpose of which is wholly or partially to extract funds from the Borrower for the benefit of other members of the Group or the Group as a whole;

(d)

the Borrower does not fail to pursue any amount owing to it by any person or pay any amount owed by another member of the Group to any person in place of that member of the Group or allow any cross-Group set-off to be exercised by any person against any of its assets; and

(e)	no funds are extracted from the Borrower by any other method wholly or partially with the intention of benefiting other members of the Group or the Group as a whole,

and in particular that no funds are extracted from the Borrower's Albanian branch.

22.4.2

Subject to the conditions in this Clause, the Lender agrees that the Borrower may, provided no Default is continuing, make payments to the Guarantor from Excess Cash Flow to cover the administrative overheads of the Guarantor, including the salary and related employment costs of any employee, officer or director of the Guarantor, up to a total limit in any three-month period of $500,000.  Before it makes any payment of this type to the Guarantor, the Borrower must provide the Lender with a certificate signed by a director of the Borrower setting out its Excess Cash Flow.  The certificate must set out the Excess Cash Flow for the 12-month period ending on the last Business Day of the calendar month immediately before the proposed payment date.  It must contain sufficient financial information to allow the Lender to check the Borrower's calculations.  The Borrower must deliver this certificate to the Bank at least 10 Business Days before the proposed payment date.  If the Lender does not agree with the Borrower's calculation, it must notify the Borrower of this at least two Business Days before the proposed payment date.

22.4.3	In this Clause the financial definitions in Clause 20.1 (Financial definitions) and the following definitions apply.

Excess Cash Flow means, for the relevant period:

EBITDA plus

(a)	any decrease in Working Capital as at the last day of that period when compared to Working Capital on the first day of that period;
(b)	cash receipts for any exceptional one-off, non-recurring or extraordinary items;
(c)	any tax rebates or credits in cash;
(d)	the amount of any dividends or other profit distributions received in cash by the Borrower;
(e)	the amount of any increase in provisions, other non-cash debits and other non-cash charges;
(f)	the amount of proceeds received from disposals of fixed assets; and
(g)	any realized gains in cash on any financial instrument (other than any derivative instrument on a hedge accounting basis).

minus

(i)	any increase in Working Capital as at the last day of that period when compared to Working Capital on the first day of that period,
(ii)	any amount actually paid in respect of taxes;

(iii)	the amount of any non-cash credits;
(iv)	the amount of any capital expenditure unless funded from the proceeds of a capex loan available for this purpose;
(v)	the amount of any cash costs of pension items; and
(vi)	any realized losses in cash on any financial instrument (other than any derivative instrument on a hedge accounting basis).

Working Capital means as at any date, the Borrower's short term assets minus its short term liabilities on that date.

22.5	Merger

The Borrower undertakes not to enter into any amalgamation, demerger, merger or corporate reconstruction or any joint venture or partnership agreement without the consent of the Lender.

22.6	Incorporation of Subsidiaries

The Borrower undertakes not to incorporate any company as its Subsidiary.

22.7	Change of business

The Borrower undertakes not to make any substantial change the general nature or scope of its business from that carried on at the date of this Agreement.

22.8	Dangerous Materials

The Borrower undertakes not to use, deposit, handle, store, produce, release or dispose of any Dangerous Materials in, on, over or under any real property it owns or occupies, except as permitted under and in compliance with applicable Environmental Law.

22.9	Loans

The Borrower undertakes not to make any loans or grant any credit, other than trade credit with a tenor of no more than 60 days in the normal course of its day-to-day trading activities.

22.10	Amendments to Export Contracts
22.10.1	The Borrower undertakes not to:
(a)	cancel, terminate, amend or waive any default under any Export Contract; or
(b)	allow any Buyer to do the same,

except as allowed under Clause 22.10.2.

22.10.2	The Borrower and the relevant Buyer may agree any amendment to an Export Contract so long as:
(a)	it relates to the day-to-day operation of that contract;
(b)	it is usual for contracts of the same type as that contract;
(c)	it is not, in the opinion of the Lender, prejudicial to the interests of the Lender; and
(d)	the Borrower notifies the Lender of the amendment promptly after it is agreed.

23	Events of Default

Each of the events and circumstances in this Clause 23, apart from Clause 23.16 (Acceleration), is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	the cause of its failure to pay is an administrative or technical error that is not its fault; and
(b)	it makes the payment within three Business Days of its due date.
23.2	Financial covenants

The Borrower does not comply with Clause 20 (Financial covenants).

23.3	Other obligations
23.3.1	This Clause is subject to Clause 23.3.2. An Obligor does not comply with any provision of the Finance Documents that is not mentioned in Clause 23.1 (Non-payment) or Clause 23.2 (Financial covenants).
23.3.2	No Event of Default will occur under Clause 23.3.1 if, in the Lender's opinion, the relevant Obligor:
(a)	can correct its failure to comply; and
(b)	does correct its failure within five Business Days of the Lender notifying that Obligor or that Obligor becoming aware of the failure.
23.4	Misrepresentation etc.

Any representation, warranty or statement an Obligor made or is deemed to have made in any:

(a)	Finance Document; or
(b)	other document delivered by or for that Obligor in connection with any Finance Document,

was incorrect or misleading in any material respect when made or deemed made.

23.5	Cross default
23.5.1	Clauses 23.5.2 through 23.5.5 are subject to Clause 23.5.6.
23.5.2	An Obligor fails to pay any of its Financial Indebtedness when due or within any originally applicable grace period.
23.5.3	Any Financial Indebtedness of an Obligor is declared or otherwise becomes due before its specified maturity because of an event of default (however described).
23.5.4	Any commitment for Financial Indebtedness of an Obligor is cancelled or suspended because of an event of default (however described).

23.5.5	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due before its specified maturity because of an event of default (however described).
23.5.6

No Event of Default will occur under this Clause 23.5 if the total amount of Financial Indebtedness and commitment for Financial Indebtedness falling within Clauses 23.5.1 through 23.5.5 is less than $500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency
23.6.1	An Obligor:
(a)	is unable or admits inability to pay its debts as they fall due; or
(b)	because of current or anticipated financial difficulties:
(i)	suspends payments on any of its debts; or
(ii)	proposes or starts negotiations with one or more of its creditors to reschedule any of its indebtedness.
23.6.2	The value of an Obligor's assets is less than its liabilities (taking into account contingent and prospective liabilities).
23.6.3	A moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of an Obligor.
23.7	Insolvency proceedings
23.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	an Obligor suspending payments on any of its debts where that suspension is because of, or allegedly because of, current or anticipated financial difficulties of that Obligor;
(b)	a moratorium of any indebtedness of an Obligor;
(c)	the dissolution, striking-off, administration, reorganisation, liquidation or winding-up of an Obligor (including by voluntary arrangement or scheme of arrangement);
(d)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;
(e)	the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee, monitor or other similar officer over an Obligor or any of its assets; or
(f)	the enforcement of any Security over any of an Obligor's assets,

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution;

(a)	affects any of an Obligor's assets; and
(b)	is not discharged within seven days.

23.9	Stopping business

An Obligor suspends, stops, or threatens to suspend or stop, the carrying on of all or a substantial part of its business.

23.10	Unlawfulness
23.10.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
23.10.2	It is or becomes unlawful for:
(a)	any party to an Export Contract to perform any of its obligations under that contract; or
(b)	for the Borrower to enforce any of its rights under any Export Contract,

and that Export Contract is not replaced within five Business Days of the Lender notifying the Borrower or the Borrower becoming aware of the unlawfulness.

23.11	Repudiation
23.11.1	An Obligor repudiates, or shows it intends to repudiate, a Finance Document.
23.11.2

Any party to a Commercial Contract repudiates, or shows it intends to repudiate, that contract and that contract is not replaced within five Business Days of the Lender notifying the Borrower or the Borrower becoming aware of the repudiation or intent.

23.12	Enforcement of Security

Any Security over any of the assets of an Obligor becomes enforceable.

23.13	Sureties and providers of Security

Any of the events mentioned in Clause 23 happens in relation to any surety or provider of Security for an Obligor's obligations under any Finance Document.

23.14	Material adverse change

Any one or more events or circumstances happens that has or could reasonably be expected to have a Material Adverse Effect.

23.15	Commodity Contract payments
23.15.1	A payment to the Borrower under an Export Contract is:
(a)	not credited directly to a bank account held with the Lender; and
(b)	not transferred by the Borrower to a bank account held with the Lender within three Business days of receipt by the Borrower.
23.15.2	Any amount payable by a Buyer under an Export Contract is not paid when due or within any originally applicable grace period.
23.16	Acceleration

While an Event of Default is continuing the Lender may, by notice to the Borrower do any of the following:

(a)	cancel the Commitment, after which it will immediately be cancelled;

(b)	declare all or any of the amounts accrued or outstanding under the Finance Documents to be immediately due, after which they will be immediately due;
(c)	declare all or part of the Loans to be payable on demand, after which they will immediately be payable on demand by the Lender; and
(d)	exercise, any of its rights under the Finance Documents including rights to enforce the Transaction Security.
24	Changes to the Parties
24.1	Assignments and transfers by the Lender

The Lender may assign any of its rights under the Finance Documents to a:

(a)	bank or financial institution; or
(b)	trust, fund or other entity that is set up to make, buy or invest in loans, securities or other financial assets, or regularly does so.
24.2	Disclosure of information

The Lender may disclose to:

(a)	any of its Affiliates or professional advisers;
(b)	any rating agency;
(c)	any other person:
(i)	to (or through) whom it assigns any of its rights under this Agreement (or may do so);
(ii)	with (or through) whom it enters into any sub-participation relating to, or any other transaction under which payments will be made by reference to, this Agreement or any Obligor (or may do so); or
(iii)	to whom, and to the extent that, it must by law or regulation disclose;

any information about any Obligor, the Group, the Finance Documents and the Commercial Contracts as the Lender considers appropriate.

24.3	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25	Rights and discretions of the Lender
25.1	Exclusion of liability
25.1.1

The Lender shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Lender if the Lender has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Lender for that purpose.

25.1.2

Notwithstanding the provisions of Clause 26 (Payment mechanics), the Lender shall not be liable to the Borrower for the failure, or the consequences of any failure, of any cross-border payment system to effect same-day settlement to an account of any person.

25.2	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
25.3	Enforcement of Transaction Security
25.3.1	The Borrower waives, to the extent permitted by applicable law, any right it has to require:
(a)	the Transaction Security or any part of it to be enforced in a particular order or manner; or
(b)	the proceeds of its enforcement or any part of them to be applied in a particular order or manner.
25.3.2	The Lender will be liable to any other Party for any failure or delay in:
(a)	enforcing or giving instructions for the enforcement of the Transaction Security; or
(b)	(subject to the requirements of applicable law) maximising the receipts or recoveries from enforcement of the Transaction Security.
26	Payment mechanics
26.1	Payments to the Lender
26.1.1	When on Obligor must make a payment under a Finance Document, it must pay the Lender (unless a contrary indication appears in a Finance Document):
(a)	for value on the due date; and
(b)	at the time and in the funds specified by the Lender as being usual for settlement of transactions in the relevant currency in the place of payment.
26.1.2	The relevant Obligor must make the payment to the account the Lender specifies. This account must be held with a bank in the principal financial centre for the currency of that payment.
26.2	Partial payments
26.2.1

This Clause applies if the Lender receives or recovers a payment that is not enough to pay all the amounts then due from an Obligor under the Finance Documents.  If this happens the Lender must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees and costs of the Lender;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
26.2.2	The Lender may vary the order set out in Clauses 26.2.1(a) to 26.2.1(d).
26.2.3	Clauses 26.2.1 and 26.2.2 will override any appropriation any Obligor makes.
26.3	No set-off by Obligors

Each Obligor must make and calculate all its payments under the Finance Documents without (and without any deduction for) set-off or counterclaim.

26.4	Business Days
26.4.1	Any payment due on a day that is not a Business Day must be made:
(a)	on the next Business Day in the same calendar month (if there is one); or
(b)	the preceding Business Day (if there is not).
26.4.2	During any extension of the due date for payment of any principal or Unpaid Sum interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
26.5	Currency of account
26.5.1	This Clause is subject to Clauses 26.5.2 and 26.5.3. Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
26.5.2	The relevant Obligor must make each payment relating to costs or Taxes in the currency of those costs or Taxes.
26.5.3	The relevant Obligor must pay any amount expressed to be payable in a currency other than Dollars in that other currency.
26.6	Authority to debit

The Borrower authorises the Lender to:

(a)	withdraw money from any bank account held in the name of the Borrower with the Bank; and
(b)	use that money to pay all or part of any payment due from the Borrower and unpaid under the Finance Documents.

The Lender may do this at any time without telling the Borrower in advance.

27	Set-off

The Lender may set off any matured obligation due from an Obligor under the Finance Documents against any obligation (whether or not matured) owed by the Lender to that Obligor.  This Clause applies:

(a)	to the extent that Obligors' obligation is beneficially owned by the Lender; and

(b)	regardless of the place of payment, booking branch or currency of either obligation.

If the obligations are in different currencies, to perform the set-off the Lender may convert either obligation at a market rate of exchange in its usual course of business.

28	Notices
28.1	Communications in writing

This Clause 28 is about notices, deliveries of documents and other communications between the Parties under the Finance Documents.  All communications must be in writing.  Utilisation Requests and other notices requiring signature by an authorised signatory of an Obligor must be sent by fax or post or by email as a pdf or jpeg attachment.  Any notice the Bank gives under Clause 7.1 (Illegality), 7.2 (Change of control) or 23.16 (Acceleration) or to demand payment must be given by fax or post.  In all other cases, unless indicated otherwise, Notices can be given by fax, post or email.

28.2	Addresses
28.2.1

For all communications, the postal and email addresses and fax number (and the contact department or officer, if any) for each Party are set out in Clause 28.2.4. Any Party may nominate a substitute postal or email address or fax number or department or officer by giving the other Parties at least five Business Days' notice.

28.2.2

Notices are sent at the Borrower’s or Guarantor’s risk.  The Lender is entitled, acting in good faith, to assume that any notice or instruction it receives from an Obligor or appearing to be from an Obligor by fax, post or email is from that Obligor and is duly authorised.  If the Lender questions the authenticity (which it is not obliged to do) of any notice or instruction and seeks to verify its authenticity before acting on that notice or instruction, it will not be liable to any Obligor for any delay this causes.

28.2.3

The Lender may treat any notice sent to it by email that appears to be sent from the email account of an individual that is (or sent from the email account of one individual, and copied to the email accounts of other individuals who together are) authorised to bind an Obligor, as being authorised by that Obligor.

28.2.4	The contact details referred to in Clause 28.2.1 are as follows.
(a)	The Borrower:

Rr. Ismail Qemali

Samos Tower, Kati 5

Tirana, Albania

with a copy to:

#300, 609 – 14th Street N.W.,

Calgary, Alberta  T2N 2A1

Attention:	Dr. Sotirios Kapotas, Chief Executive Officer
Fax:	+355 38540385 with a copy to +1 403 531 2695
Email:	skapotas@streamoilandgas.com
with a copy to nxoro@streamoilandgas.com

(b)	The Guarantor:

#300, 609 - 14th Street N.W.

Calgary, Alberta  T2N 2A1

Attention:	James R. Hodgson, Chief Financial Officer
Fax:	+1 403 531 2695
Email:	jhodgson@streamoilandgas.com
with a copy to skapotas@streamoilandgas.com
(c)	The Lender:

European Trade Center, 6th Floor

Blvd. “Bajram Curri”

Tirana, Albania

Attention:	Elona Koci, Head of Large Corporate and Mid Market Division
Fax:	+ 355 4 2275550
Email:	elona.koci@raiffeisen.al
with a copy to jorida.zaimi@raiffeisen.al
28.3	Delivery
28.3.1

If a Party's contact details specify a particular department or officer, any communication to that Party will only be effective if addressed to that department or officer.  Communications by fax are effective only when received in legible form.  Communications by letter are effective:

(a)	when left at the relevant address; or
(b)	two Business Days (or for airmail, five Business Days) after being posted, postage prepaid (or, airmail postage prepaid), to the relevant address.
28.3.2	Any communication to the Lender will be effective only when actually received by that Party.
28.4	English language
28.4.1	All notices under the Finance Documents must be in English.
28.4.2	All other documents provided under the Finance Documents must be:
(a)	in English; or
(b)

if not in English and the Lender so requires, with a certified English translation.  In this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	Calculations and certificates
29.1	Accounts

In any legal proceedings connected with any Finance Document, the account entries of the Lender are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations

Unless it contains an obvious error, any certification or determination by the Lender of a rate or amount under any Finance Document is conclusive evidence of that rate or amount.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will:

(a)	accrue from day to day; and
(b)	be calculated based on:
(i)	the number of days elapsed; and
(ii)	a year of 360 days,

or, where the practice in the relevant interbank market differs, following that market practice.

30	Partial invalidity

The invalidity, illegality or unenforceability of any provision of the Finance Documents under the law of any jurisdiction will not affect the validity, legality or enforceability of:

(a)	any other provision of the Finance Documents under the law of that jurisdiction; or
(b)	any other provision of the Finance Documents under the law of any other jurisdiction.
31	Remedies and waivers

This Clause is about the rights and remedies of the Lender under the Finance Documents.  They do not exclude any rights or remedies provided by law but add to them.  If the Lender becomes entitled to exercise any right or remedy under the Finance Documents or by law, no:

(a)	failure to exercise;
(b)	delay in exercise; or
(c)	single or partial exercise of,

that right or remedy will:

(i)	adversely affect that right or remedy;
(ii)	waive it; or
(iii)	prevent any further exercise of it or of any other right or remedy.
32	Amendments and waivers

To waive or amend any term of the Finance Documents requires the written consent of the Lender and the Borrower.  Any amendment or waiver with this consent will bind all Parties.  The Guarantor agrees to any amendment or waiver permitted by this Clause 32 that the Borrower agrees.  This includes any amendment or waiver that would, but for this Clause, require the consent of the Guarantor.

33	Counterparts

The representatives of the Parties may sign this Agreement in any number of counterparts, each of which counts as part of an original.  This has the same effect as if the representatives of all the Parties signed the same original of this Agreement.  A set of counterparts signed by the representatives of all the Parties forms one original. The representatives of the Parties may sign more than one original of this Agreement.

34	Governing law and enforcement
34.1	Governing law

English law governs this Agreement, its interpretation and any non-contractual obligations arising from or connected with it.

34.2	Jurisdiction

The courts of England:

(a)	have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute about its existence, validity or termination) (a Dispute); and
(b)	are the most appropriate and convenient courts to settle Disputes and therefore no Party will argue to the contrary.

This Clause is for the benefit of the Lender only. It will not prevent the Lender from taking proceedings (including concurrent proceedings) against an Obligor in any other courts with jurisdiction.

34.3	Arbitration
34.3.1	This Clause is subject to Clause 34.3.2. Despite Clause 34.2, the Lender may refer a Dispute to be finally resolved by arbitration.
34.3.2	The Lender may only exercise the option in Clause 34.3.1 if the Dispute in question is not already the subject of proceedings:
(a)	brought by any Party in accordance with Clause 34.2; and
(b)	that have not been dismissed or stayed,

and is not suitable to bring as a counterclaim in any such proceedings.

34.3.3

Any Dispute referred to arbitration under this Clause must be decided using the Rules of Conciliation and Arbitration of the London Court of International Arbitration. Those Rules are deemed to be incorporated by reference into this Clause to the extent they do not conflict with its express provisions.  The tribunal will consist of one arbitrator.   The seat of the arbitration will be London, even if any hearings take place elsewhere. The language of the arbitration will be English. The tribunal must give a written record of its award and the reasons for it.

34.3.4

The main Parties involved in the Dispute must jointly appoint the arbitrator not later than 28 days after service of a written request by any Party to do so. If they are unable to agree within 28 days on the appointment of the arbitrator, any Party may apply to the London Court of International Arbitration to appoint the sole arbitrator.

34.4	Consent to enforcement
34.4.1	Each Obligor consents, in any legal proceedings about a Dispute, to the giving of relief by:
(a)	enforcement;
(b)	execution; and
(c)	attachment,

(whether before judgment, in aid of execution, or otherwise) against any of its assets.

34.4.2	In this Clause legal proceedings includes any:
(a)	service of process, suit, or judgment;
(b)	execution or attachment (whether before judgment, in aid of execution, or otherwise);
(c)	court proceedings under Clause 34.2;
(d)	arbitral proceedings under Clause 34.3; and
(e)	other dispute resolution mechanism.
34.5	Address for service of process
34.5.1

If the Lender so requests, the Borrower must, within three Business Days, appoint (for itself and each other Obligor) an agent (with an office in London, United Kingdom) for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Agreement and notify the agent’s address to the Lender.  If the Borrower does not do this, the Lender may appoint a service agent on the Borrower’s behalf and at its expense.  If the Lender does this, it must notify the Borrower it has done so and provide details of the service agent as soon as reasonably practicable.  The Borrower agrees to reimburse to the Lender on its demand the expenses relating to the appointment of the service agent.

34.5.2	If the Borrower wishes to change the Obligors' address for service it may do so by giving the Lender at least 20 Business Days' written notice of its new address for service.

The Parties have entered into this Agreement on the date stated at the beginning of this Agreement.

Schedule 1 - Conditions precedent

The documents and other evidence referred to in Clause 4.1 (Initial conditions precedent) are as follows:

1	The Borrower
1.1	Certified Copies of the constitutional documents of the Borrower.
1.2	Certified Copies of the unanimous written resolutions of the board of directors of the Borrower:
(a)	approving and authorising the execution, delivery and performance of each Finance Document on the terms and conditions of those documents; and
(b)

authorising any directors or named individuals named in those resolutions whose specimen signature is provided to the Lender, to sign or otherwise attest the execution of the Finance Documents and any other document to be delivered under them.

1.3	A Certified Copy or original specimen signature of each individual that signs or otherwise attests the execution of any Finance Document for the Borrower.
1.4

Certified Copies of all Authorisations required by the Borrower in connection with the execution, delivery, performance, validity or enforceability of the Finance Documents or any document to be delivered under them or, if none are required, a certificate signed by a director of the Guarantor confirming this is the case.

1.5	Certified Copies of the Borrower's register of directors, register of members and register of mortgages and charges (the latter showing details of the Transaction Security Documents).
1.6

A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it that is listed in this Schedule 1 is true, complete and up-to-date as at a date no earlier than the date of this Agreement.

1.7

A certificate signed by a director of the Borrower and addressed to Maples and Calder, the Lender's Cayman Islands counsel, certifying certain matters in relation to the legal opinion of Maples and Calder.

1.8	A certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated within three days of the date of this Agreement.
1.9	Evidence the Borrower has complied in full with all anti-money laundering regulations of the Lender.
2	The Guarantor
2.1	Certified Copies of the constitutional documents of the Guarantor (its certificate of incorporation, any certificate on change of name, its notice of articles and its articles of association).
2.2	Certified Copies of the minutes of a meeting of the board of directors (or equivalent executive body) of the Guarantor (including the resolutions passed at that meeting):
(a)	approving and authorising the execution, delivery and performance of this Agreement;
(b)	showing that the meeting was quorate; and
(c)	authorising any directors or named individuals named in those resolutions whose specimen signature is set out in those minutes or otherwise provided to the Lender, to sign or otherwise attest the execution of this Agreement and any other document to be delivered under it.
2.3	A Certified Copy or original specimen signature of each individual that signs or otherwise attests the execution of this Agreement for the Guarantor.
2.4

Certified Copies of all Authorisations required by the Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any document to be delivered under it or, if none are required, a certificate signed by a director of the Guarantor confirming this is the case.

2.5	A Certified Copy of the register of directors of the Guarantor.
2.6

A certificate of an authorised signatory of the Guarantor certifying that each copy document relating to it that is listed in this Schedule 1 is true, complete and up-to-date as at a date no earlier than the date of this Agreement.

2.7	The Guarantor's Original Financial Statements.
2.8	Evidence the Guarantor has complied in full with all anti-money laundering regulations of the Lender.
2.9	A certificate of good standing in respect of the Guarantor issued by the Registrar of Companies (British Columbia) dated within three days of the date of this Agreement.
2.10

A certificate of a director of officer of the Guarantor relating to such matters as the Lender reasonably requires in order for the legal opinions referred to in section 4 of this Schedule to be issued.

3	Finance Documents
3.1	This Agreement, executed by the Parties.
3.2	Each Transaction Security Document, executed by the parties to it together with all documents deliverable with each of those Transaction Security Documents.
4	Legal opinions
4.1	A legal opinion of SNR Denton UK LLP, legal advisers to the Lender in England, and all documents and other evidence required for issue of that opinion.
4.2	A legal opinion of Maples and Calder the legal advisers to the Lender in the jurisdiction of incorporation of the Borrower, and all documents and other evidence required for issue of that opinion.
4.3	A legal opinion of Gowlings the legal advisers to the Lender in the jurisdiction of incorporation of the Guarantor, and all documents and other evidence required for issue of that opinion.
5	Other documents and evidence
5.1	Evidence the fees and costs then due from the Borrower under Clause 11 (Fees) and Clause 16 (Costs) have been paid or will be paid by the first Utilisation Date.
5.2	Evidence the Borrower has the insurances necessary to comply with Clause 21.7 (Insurance).
5.3	A certified Copy of each Export Contract.

5.4	Evidence that:
(a)

a Notice of Security over Contract (as described in the Commercial Contracts Security Agreement) has been served on each Buyer under an Export Contract and on Albpetrol Sh.A. in relation to the Petroleum Agreements; and

(b)	the Lender has received an acknowledgement to that notice (as described in the Commercial Contracts Security Agreement) from each such Buyer and from Albpetrol Sh.A..
5.5	Any other agreements, documents or evidence the Lender requires in connection with the Facility and the Finance Documents and notices to the Borrower.

Schedule 2 - Form of Utilisation Request

From:	Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd)

To:	Raiffeisen Bank Sh.A	Dated: [•]

Dear Sirs

Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd) - trade finance term facility agreement dated  [•] December 2011(the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. In this Utilisation Request, unless indicated otherwise:
(a)	definitions in the Agreement apply; and
(b)	references to Clauses are to clauses in the Agreement.
2	We wish to borrow a Loan on the following terms.

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	$[•] or, if less, the Available Facility
3	We confirm that each condition in Clause 4.2 (Further conditions precedent) is satisfied.
4

Please apply this Loan first [to pay all fees and costs now due from the Borrower but unpaid under Clause 11 (Fees) or Clause 16 (Costs), secondly][1] to pay the enclosed Invoices and credit the balance (if any) to [account].

5	This Utilisation Request is irrevocable.
6	We attach copies of the Invoices and details of the Work in Progress that this Loan will finance.

Yours faithfully

…………………………………

authorised signatory for

Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd)

1 Use this option for the first Utilisation only.

Execution page

The Borrower

Signed by a person who is authorised for Stream Oil & Gas Ltd (acting through its branch in Albania registered with the name Dega ne Shqiperi e Stream Oil & Gas Ltd) as Borrower.
/s/ Sotirios Kapotas
Name: Sotirios Kapotas
Position: Director

The Guarantor

Signed by a person who are authorised for Stream Oil & Gas Ltd (BC) as Guarantor.
/s/ Sotirios Kapotas
Name: Sotirios Kapotas
Position: Director

The Lender

Signed by person(s) who are authorised for Raiffeisen Bank Sh.A as Lender.
/s/ Christian Canacaris
Name: Christian Canacaris
Position: CEO
Name: Alexander Zsolnai
Position: Deputy-CEO